Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-256808) pertaining to the 2021 Equity Participation Plan of LTC Properties, Inc., and
(2)	Registration Statement (Form S-3 No. 333-283158) and in the related prospectus of LTC Properties, Inc.,

of our reports dated February 24, 2026, with respect to the consolidated financial statements and schedules of LTC Properties, Inc. and the effectiveness of internal control over financial reporting of LTC Properties, Inc., included in this Annual Report (Form 10-K) of LTC Properties, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Los Angeles, California

February 24, 2026